EXHIBIT 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2 (this “Amendment”), dated as of July 28, 2003, to the Rights Agreement, dated as of January 23, 1996, as heretofore amended (the “Rights Agreement”), by and between AK Steel Holding Corporation, a Delaware corporation (the “Company”), and The Fifth Third Bank, an Ohio banking association, as successor rights agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement (A) to delete those provisions of the Rights Agreement that (i) empower Continuing Directors under certain circumstances and (ii) restrict the ability of the Board of Directors of the Company to redeem the Rights in circumstances where the Continuing Directors cease to constitute a majority of the Board of Directors, and (B) to reduce to 15% the Beneficial Ownership threshold at which a Person would become an Acquiring Person.

NOW, THEREFORE, the parties agree as follows:

Section 1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Rights Agreement.

Section 2. Amendments. The Rights Agreement is amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended (i) to delete “20%” in the first sentence thereof and to substitute “15%” therefor and (ii) to amend and restate the last sentence thereof in its entirety as follows: “Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board of Directors of the Company) a sufficient number of shares of Voting Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement.”

(b) The definition of “Continuing Director” in Section 1(h) of the Rights Agreement is hereby amended to delete the definition of “Continuing Director” in its entirety and to substitute “[intentionally omitted ]” therefor.

(c) The definition of “Qualifying Tender Offer” in Section 1(r) of the Rights Agreement is hereby amended to delete the definition of “Qualifying Tender Offer” in its entirety and to substitute “[intentionally omitted ]” therefor.

(d) The definition of “Stock Acquisition Date” in Section 1(u) of the Rights Agreement is hereby amended to delete the phrase “Continuing Directors shall become aware of the existence of an Acquiring Person” and to substitute “Board of Directors of the Company shall become aware of the existence of an Acquiring Person as confirmed by action of the Board of Directors of the Company taken by the affirmative vote of a majority of the Board of Directors of the Company” therefor.

(e) The first sentence of Section 3(b) of the Rights Agreement is hereby amended: (i) to delete in its entirety the parenthetical phrase “(but only if at the time of such determination there are then in office not less than two Continuing Directors and such action is approved by a majority of the Continuing Directors then in office)”, (ii) to delete the phrase “, or the first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer upon the successful consummation of which such Person, together with its Affiliates and Associates, would be the Beneficial Owner of 30% or more of the then outstanding shares of Voting Stock of the Company (irrespective of whether any shares are actually purchased pursuant to any such offer) (” and (iii) to insert in lieu of the phrase deleted pursuant to clause (ii) above, the following phrase: “a tender or exchange offer upon the successful consummation of which such Person, or any Affiliate or Associate of such Person, would be an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights;”.

(f) The first sentence of Section 7(e) of the Rights Agreement is hereby amended to delete the phrase “other than pursuant to a Qualifying Tender Offer,”.

(g) Section 11(a)(ii) of the Rights Agreement is hereby amended to delete the phrase “except pursuant to a Qualifying Tender Offer,”.

(h) The second sentence of Section 11(a)(iii) of the Rights Agreement is hereby amended: (i) to delete the phrase “(but only if at the time of such determination by the Board of Directors there are then in office not less than two Continuing Directors and such action is approved by a majority of the Continuing Directors then in office)” and (ii) to delete the phrase “, which Fair Market Value shall be determined by an investment banking firm selected by the Board of Directors (but only if at the time of such selection there are then in office not less than two Continuing Directors and such selection is approved by a majority of the Continuing Directors then in office)” and to substitute “hereof as of the date the Board of Directors of the Company makes such election (which Fair Market Value shall be determined as provided by Section 11(b) hereof)” therefor.

(i) The third sentence of Section 11(a)(iii) of the Rights Agreement, which reads “For purposes of the preceding sentence, the Fair Market Value of the

Preferred Stock shall be as determined pursuant to Section 11(b).” is hereby deleted in its entirety.

(j) The first sentence of Section 23(a) of the Rights Agreement is hereby amended (i) to delete in its entirety the phrase “; provided, however, that from and after the time that any Person shall become an Acquiring Person (other than pursuant to a Qualifying Tender Offer), the Company may redeem the Rights only if at the time of the action of the Board of Directors there are then in office not less than two Continuing Directors and such redemption is approved by a majority of the Continuing Directors then in office” and (ii) to insert in lieu thereof the following new sentence: “The redemption of the Rights by the Board of Directors of the Company may be made effective at such time after the Board’s action to redeem the Rights on such basis and subject to such conditions, as the Board of Directors of the Company in its sole and absolute discretion may establish.”.

(k) Section 26 of the Rights Agreement is hereby amended (i) to insert into, and at the end of the existing text of, the second sentence thereof, the phrase “(other than an Acquiring Person or any other Person in whose hands Rights are null and void under the provisions of Section 7(e) hereof)”, (ii) to delete from the last sentence thereof the phrase “and supplements or amendments may be made after the time that any Person becomes an Acquiring Person (other than pursuant to a Qualifying Tender Offer) only if at the time of the action of the Board of Directors approving such supplement or amendment there are then in office not less than two Continuing Directors and such supplement or amendment is approved by a majority of the Continuing Directors then in office” and (iii) to insert in lieu of such deleted phrase the following phrase: “(it being understood that an adjustment of the Redemption Price in accordance with Section 23 shall not be considered a supplement or amendment of this Agreement)”.

Section 3. No Other Modification. Except as specifically amended by this Amendment, the terms of the Rights Agreement shall remain in full force and effect.

Section 4. Representation by Company to Rights Agent. The Company represents to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement, and the parties hereto agree that such representation shall be deemed to constitute the delivery by the Company to the Rights Agent of the certificate contemplated by Section 26 of the Rights Agreement.

Section 5. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. On and after this effective date, each reference in the Rights Agreement to “this Agreement”, “this Rights Agreement”, “herein”, “hereof”, “hereunder” or words of similar import, shall mean and be a reference to such Rights Agreement as amended hereby.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have causes this Amendment to be duly executed, all as of the day and year first above written.

AK STEEL HOLDING CORPORATION

By:	/s/ BRENDA S. HARMON
Name:	Brenda S. Harmon
Title:	Secretary

THE FIFTH THIRD BANK OF OHIO

By:	/s/ GEOFFREY D. ANDERSON
Name:	Geoffrey D. Anderson
Title:	Assistant Vice President and Senior Trust Officer